Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Innovus Pharmaceuticals, Inc. (the “Company”) on Forms S-8 (No. 333-186725-13620840), pertaining to the Company’s Incentive Stock Option Plan, Nonstatutory Stock Option Agreement, and the Company’s Equity Incentive Plan, and the Registration Statement of Innovus Pharmaceuticals, Inc. on Form S-8 ( No. 333-201352), pertaining to the Company’s registration of shares of the Company’s 2014 Equity Incentive Plan of our report dated March 30, 2016, on our audit of the consolidated financial statements as of December 31, 2015, and for the year then ended December 31, 2015, which report is included in the Annual Report on Form 10-K filed on March 30, 2016.

/S/ HALL & COMPANY Certified Public Accountants & Consultants, Inc.

Irvine, CA
March 30, 2016